EXHIBIT 12

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                             FOR THE THREE
                                                             MONTHS ENDED                      FOR THE YEARS ENDED
                                                               MARCH 31,                           DECEMBER 31,
                                                           ------------------------------------------------------------------------
                                                            2007      2006      2006        2005       2004       2003       2002
                                                           ------------------------------------------------------------------------
                                                                                  (MILLIONS, EXCEPT RATIOS)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations                  $  335    $  208    $ 1,206    $ 1,446    $ 1,279    $ 1,324    $   659

(Income) Loss from Equity Investees, net of
   Distributions                                               (6)       (5)       (37)       (28)        78         60         (2)
Fixed Charges                                                 213       220        870        899        904        963        946
Capitalized Interest (B)                                       (6)      (22)       (33)       (92)      (109)      (116)      (104)
Preferred Securities Dividend Requirements of
   Subsidiaries                                                (2)       (2)        (6)        (6)        (6)        (6)        (6)
                                                           ------------------------------------------------------------------------
Total Earnings                                             $  534    $  399    $ 2,000    $ 2,219    $ 2,146    $ 2,225    $ 1,493
                                                           ========================================================================

Fixed Charges as Defined in Regulation S-K (C)

Interest Expense                                           $  208    $  215    $   853    $   883    $   889    $   949    $   926
Interest Factor in Rentals                                      3         3         11         10          9          8         14
Preferred Securities Dividend Requirements of
   Subsidiaries                                                 2         2          6          6          6          6          6
                                                           ------------------------------------------------------------------------
Total Fixed Charges                                        $  213    $  220    $   870    $   899    $   904    $   963    $   946
                                                           ========================================================================

Ratio of Earnings to Fixed Charges                           2.51      1.81       2.30       2.47       2.37       2.31       1.58
                                                           ========================================================================

(A) The term "earnings" shall be defined as pre-tax Income from Continuing Operations before income or loss from equity investees plus distributed income from equity investees. Add to pre-tax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and (b) the actual amount of any preferred securities dividend requirements of majority-owned subsidiaries stated on a pre-tax level.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals and (d) preferred securities dividend requirements of majority-owned subsidiaries stated on a pre-tax level.

(C)   Capitalized Interest excludes AFUDC for PSE&G.